UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


             ESTEE LAUDER AUTOMATIC COMMON EXCHANGE SECURITY TRUST
--------------------------------------------------------------------------------
                               (Name of Issuer)


                  Trust Automatic Common Exchange Securities
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   518437207
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                                (CUSIP Number)


                                March 28, 2001
--------------------------------------------------------------------------------
               (Date of Event which Requires Filing of Statement)


Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

                    [ ] Rule 13d-1(b)
                    [X] Rule 13d-1(c)
                    [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)


                       (Continued on following page(s))


                               Page 1 of 5 pages

CUSIP No. 518437207
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     FORESTAL FUNDING MASTER TRUST
     WILMINGTON TRUST CO AS OWNER-TRUSTEE
     51-6512658
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  433,500
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6      SHARED VOTING POWER
         OWNED BY
           EACH                     0
         REPORTING           ---------------------------------------------------
          PERSON             7      SOLE DISPOSITIVE POWER
           WITH
                                    433,500
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     433,500
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.24%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     00
--------------------------------------------------------------------------------


                               Page 2 of 5 Pages

Item 1(a). Name of Issuer:

           ESTEE LAUDER AUTOMATIC COMMON EXCHANGE SECURITY TRUST

Item 1(b). Address of Issuer's Principal Executive Offices:

           c/o Goldman Sachs & Co.
           85 Broad Street
           New York, NY 10004

Item 2(a). Name of Person Filing:

           FORESTAL FUNDING MASTER TRUST
           WILMINGTON TRUST CO AS OWNER-TRUSTEE

Item 2(b). Address of Principal Business Office or, if None, Residence:

           c/o WILMINGTON TRUST CO
           1100 North Market Street
           Wilmington, Delaware 19890

Item 2(c). Citizenship:

           Delaware, U.S.

Item 2(d). Title of Class of Securities:

           Trust Automatic Common Exchange Securities


                               Page 3 of 5 pages

Item 2(e). CUSIP Number: 518437207

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.    Ownership:

           With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.    Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


                               Page 4 of 5 Pages

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 16, 2001




                                                 WILMINGTON TRUST COMPANY
                                                 not in its individual capacity
                                             By: but solely as Owner-Trustee
                                                --------------------------------
                                                         (Signature)


                                             /s/ Mary Kay Pupillo
                                             -----------------------------------
                                                 Mary Kay Pupillo
                                                 Financial Services Officer
                                                 Wilmington Trust Co.


                               Page 5 of 5 Pages